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                                                                    EXHIBIT 99.1

                                                                MEDAPHIS(R) NEWS

                                                         MEDAPHIS CORPORATION
                                                         2700 Cumberland Parkway
                                                         Suite 300
                                                         Atlanta, Georgia 30339
                                                         (770) 444-5300
FOR IMMEDIATE RELEASE

                                                          INVESTOR CONTACT:
                                                          Caryn Dickerson
                                                          Medaphis Corporation
                                                          (770) 444-5348
                                                          investors@medaphis.com


                    MEDAPHIS ANNOUNCES THIRD QUARTER RESULTS

     --Results include $481.5 million in intangible impairment, government investigation settlements, tax reserves, and restructuring and other unusual charges--


ATLANTA - (October 22, 1998) - Medaphis Corporation [NASDAQ: MEDA] Medaphis today reported results for the third quarter which included charges totaling $481.5 million consisting of (i) $390.6 million related to the reduction of the carrying value of certain intangible assets, primarily goodwill, associated with acquisitions completed prior to 1996 in the Physician Services division; (ii) $19.5 million resulting from the settlement of government investigations into billing practices at certain of the Company's Physician Services operations, previously announced on October 16, 1998; (iii) a $67.6 million reserve of the Company's deferred tax asset that may not be realizable due to the expiration of net operating loss carryforwards; and (iv) $3.8 million in restructuring and other charges principally related to severance and other expenses related to recent actions undertaken to improve the Company's profitability.

The detailed comparisons included herein exclude the results of the Company's Hospital Services division which is under contract to be sold to NCO Group, Inc. [NASDAQ: NCOG] for up to $117.5 million. Accordingly, this division's results are classified as discontinued operations for reporting purposes. In addition, year-to-date comparisons exclude the results of Healthcare Recoveries, Inc. which was sold in May 1997.


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                                                           MEDAPHIS NEWS RELEASE
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INTANGIBLE ASSETS
Physician Services experienced operating losses, restructuring charges and an absence of net revenue growth during the third quarter of 1998. Recent performance issues at Gottlieb's Financial Services, the Company's emergency medicine billing business, and other industry factors have resulted in significant client losses and have negatively impacted profitability. All of these factors culminated in management's reassessment of the growth rates and profitability margins applicable to the Physicians Services operation. Accordingly, the Company reduced the value of certain intangible assets, primarily goodwill, by $390.6 million in the third quarter.

"The third quarter operating performance for the Physician Services division is the result of several culminating factors including the impact of the government investigations (settled earlier this month), significant customer losses and the overall healthcare market dynamics," Allen W. Ritchie, President and Chief Executive Officer said. "In light of these factors and their ongoing effect, we determined that certain intangible assets have been impaired and a non-cash charge of $390.6 million was recorded at the close of the third quarter."

THIRD QUARTER RESULTS
Medaphis reported $101.3 million revenue for the third quarter 1998 and negative EBITDA, defined as earnings before interest, taxes, depreciation, amortization and restructuring and other charges (including intangible impairment and government investigation settlements), of $18.1 million from continuing operations, a decrease from $109.4 million and $9.1 million, respectively, reported for the second quarter this year. Third quarter 1998 results were below the results for the comparable 1997 period in which revenue and negative EBITDA from continuing operations were $111.2 million and $10.9 million, respectively.

In addition to the $481.5 million in charges described above, the Company reported that it has increased the allowance for doubtful accounts for continuing operations by $11.6 million. This amount includes receivables due from Allegheny Health, Education and Research Foundation, a customer that filed for bankruptcy protection in July, and certain GFS and patient scheduling software customers.

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                                                           MEDAPHIS NEWS RELEASE
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The Company said it has taken a $67.6 million charge in the third quarter related to reserves established for its deferred tax asset that may not be realized prior to the expiration of net operating loss carryforwards.

For the quarter, Medaphis reported a net loss of $516.0 million, or $(6.56) per share, compared to a net loss of $29.8 million, or $(0.39), in the second quarter of 1998. The net loss for the third quarter of 1997 was $81.2 million, or $(1.11).

YEAR TO DATE RESULTS
For the nine months ended September 30, 1998, revenue from continuing operations was $328.4 million and EBITDA from continuing operations was $0.5 million. Revenue and EBITDA from continuing operations for the comparable 1997 period were $353.7 million and $10.7 million, respectively.

Excluding an extraordinary loss of $5.6 million, net of tax, related to the Company's refinancing, Medaphis reported a loss for the nine months ended September 30, 1998 of $550.9 million, or $(7.21), compared to a loss before extraordinary items of $87.9 million, or $(1.21), for the comparable prior year period. Medaphis' net loss for the nine months ending September 30, 1998, including the extraordinary loss, was $556.5 million, or $(7.28) per share.

Medaphis also announced that it has obtained a waiver through December 15, 1998 from the requisite lenders under its $100.0 million revolving credit facility with respect to the financial covenants for the third quarter 1998. Medaphis had approximately $47.0 million outstanding under this facility at September 30, 1998.

OPERATING PERFORMANCE
Wayne A. Tanner, Executive Vice President and Chief Financial Officer, said that the decline in revenue and EBITDA from the second quarter is primarily related to three issues: (i) the effect of problems experienced at GFS; (ii) continued softness in sales of patient scheduling products in Per-Se Technologies; and
(iii) an increase in allowance for doubtful accounts for accounts receivable, including accounts receivable due from AHERF.

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                                                           MEDAPHIS NEWS RELEASE
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Physician Services
The Company said that the processing inefficiencies, production backlog and customer discontinuances at GFS continued to be the primary factor in the decrease in revenue and EBITDA at its Physician Services division from the second quarter this year.

Ritchie said, "During the third quarter an action plan was implemented to address the issues at GFS. Recent management changes have been successful in helping to stabilize the environment. While we expect to demonstrate improved results in the fourth quarter, we do not expect to see operating margins at GFS fully recover this year."

Per-Se Technologies
Commenting on third quarter Per-Se Technologies results, the Company indicated that software license sales continued to be affected by performance issues in an earlier release of its patient scheduling software product. The Company believes that the market for this product remains strong and potential customers remain committed to purchase the product, but they continue to defer purchase decisions until the Company's reference base is larger.

Ritchie indicated "We remain committed to our Per-Se Technologies division, and we are aggressively executing a strategy which will broaden our product offering by providing products and services which leverage our market position at Per-Se, our current base of business and existing capabilities. We expect to increase our market position in scheduling products through the recently announced relationship with PeopleSoft, cross sell to our large Physician Services client base by providing practice management solutions, radiology management systems and credentialing management products, and improve the predictability of earnings through the recurring revenue stream provided by our electronic commerce initiatives. In addition to broadening product offerings to increase revenue, we have implemented a strategy to reduce our cost structure to improve margins based on current sales volumes."

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                                                           MEDAPHIS NEWS RELEASE
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Impact Innovations Group
"The Company's consulting division continues to be affected by difficulties in hiring and retaining employees in an extremely competitive market place. Attrition rates for the last two months of the quarter, however, were only slightly behind industry averages for the first time in several years," Ritchie said. "Utilization rates were in line with expectations and operating margins continue to improve. In fact, several of the operations within this division have met 1998 operating targets on a year-to-date basis."

HOSPITAL DIVISION SALE
As reported last week, Medaphis entered into a definitive agreement to sell its Hospital Services Division, which provides business management services and bad debt collections to approximately 1,200 hospital clients, to NCO Group, Inc. for up to $117.5 million. The Hospital Services division generated revenue of $96.5 million and $78.1 million, respectively for the year ended December 31, 1997 and the nine months ended September 30, 1998. In accordance with the agreement, $107.5 million is payable at closing and an additional purchase price adjustment of up to $10.0 million is payable subject to the achievement of various operational targets in 1999. Due to the pending sale, the results for this division are classified as discontinued operations. The sale is subject to regulatory approval, but it is expected to be consummated before year-end.


GOVERNMENT SETTLEMENT AGREEMENTS
As announced on October 16, 1998, Medaphis successfully negotiated agreements to resolve the investigations of the Company's billing and collection practices in California and at its wholly owned subsidiary, GFS. In accordance with the terms of these agreements, Medaphis will pay approximately $12.5 million in 1998 and an additional $7.0 million in two equal payments of $3.5 million in 1999 and 2000. In addition to these settlements, the Company has entered into a definitive Corporate Integrity Agreement with the Department of Health and Human Services. This agreement, which enables Medaphis and its subsidiaries to continue to participate in all government healthcare programs, provides for the continuation of the Company's existing compliance program supplemented by an annual third party review and additional reporting requirements.


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                                                           MEDAPHIS NEWS RELEASE
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ABOUT MEDAPHIS CORPORATION
Medaphis is a leader in delivering healthcare information, products and services, together with enabling technologies in selected industries. Based in Atlanta, Georgia, Medaphis currently services approximately 20,000 physicians and 2,700 hospitals across the nation and more than 100 systems integration customers in service industries such as communications, energy, high tech and government.

The Waiver and First Amendment to the Credit Agreement with the Company's senior lenders will be filed with the Securities and Exchange Commission. This Press Release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its senior management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to complete the sale of the Hospital Services division, failure to receive final governmental and court approvals with respect to certain settlements, failure to reach agreement on definitive documentation with respect to certain settlements, and adverse developments with respect to the operation of the Company's business units. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


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                                                           MEDAPHIS NEWS RELEASE
                                                                     Page 7 of 9


                      MEDAPHIS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (unaudited, in thousands except per share data)

                                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                   ----------------------     -----------------------
                                                                   SEPT. 30,   SEPT. 30,       SEPT. 30,   SEPT. 30,
                                                                      1998        1997            1998        1997
                                                                   ---------- -----------     ----------- -----------
Revenue                                                            $  101,309 $   111,209     $   328,410 $   368,401
                                                                   ---------- -----------     ----------- -----------
Salaries and wages                                                     77,294      80,369         222,365     237,799
Other operating expenses                                               42,100      41,747         105,563     115,807
Depreciation                                                            6,291       6,625          19,867      19,335
Amortization                                                            5,245       5,297          16,471      16,493
Interest expense, net                                                   6,196       7,241          18,410      19,411
Intangible asset impairment                                           390,641           -         390,641          -
Litigation settlements                                                 19,500      52,500          41,375      52,500
Restructuring and other charges                                         3,784      13,837           5,780      16,661
                                                                   ---------- -----------     -----------  ----------
      Total expenses                                                  551,051     207,616         820,472     478,006
                                                                   ---------- -----------     -----------  ----------
Loss before income taxes                                             (449,742)    (96,407)       (492,062)   (109,605)
Income tax expense (benefit)                                           67,619     (14,721)         62,595     (19,766)
                                                                   ---------- -----------     -----------  ----------
Loss from continuing operations                                      (517,361)    (81,686)       (554,657)    (89,839)
Income from discontinued operations, net of tax                         1,356         477           3,687       4,306
Extraordinary items,  net of tax                                            -           -          (5,557)     76,391
                                                                   ----------  ----------     -----------  ----------
      Net loss                                                     $ (516,005) $  (81,209)    $  (556,527) $   (9,142)
                                                                   ==========  ==========     ===========  ==========
Basic net income (loss) per common share:
      Loss from continuing operations                              $    (6.58) $    (1.12)     $    (7.26) $    (1.24)
      Income from discontinued operations, net of tax                    0.02        0.01            0.05        0.06
      Extraordinary items, net of tax                                       -           -           (0.07)       1.05
                                                                   ----------  ----------     -----------  ----------
      Net loss                                                     $    (6.56) $    (1.11)    $     (7.28) $    (0.13)
                                                                   ==========  ==========     ===========  ==========
Weighted average shares outstanding                                    78,655      72,942          76,442      72,542
                                                                   ==========  ==========     ===========  ==========



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                                                           MEDAPHIS NEWS RELEASE
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                      MEDAPHIS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            (unaudited, in thousands)

                                                           THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                     --------------------------------      --------------------------------
                                                       SEPT. 30,          SEPT. 30,           SEPT. 30,         SEPT. 30,
                                                          1998              1997                1998               1997
                                                     ------------      --------------      --------------     -------------

 REVENUE
     Physician Services                              $     62,534      $       59,419      $      202,235    $      205,791
     Per-Se Technologies                                   19,447              24,479              64,454            69,002
     Impact Innovations                                    19,375              27,346              62,078            78,993
     Eliminations                                             (47)                (35)               (357)             (105)
                                                     ------------      --------------      --------------     -------------
       Total Excluding HRI                                101,309             111,209             328,410           353,681
     HRI                                                        -                   -                   -            14,720
                                                     ------------      --------------      --------------     -------------
       Consolidated                                  $    101,309      $      111,209      $      328,410     $     368,401
                                                     ============      ==============      ==============     =============

 EBITDA
     Physician Services                              $     (2,501)     $       (3,375)     $       18,110     $      20,272
     Per-Se Technologies                                   (6,827)              3,276                 704            17,343
     Impact Innovations                                    (1,286)             (2,761)              2,771            (1,078)
     Corporate                                             (7,471)             (8,047)            (21,103)          (25,828)
                                                     ------------      --------------      --------------     -------------
       Total Excluding HRI                                (18,085)            (10,907)                482            10,709
     HRI                                                       -                    -                   -             4,086
                                                     ------------      --------------      --------------     -------------
       Consolidated                                  $    (18,085)     $      (10,907)     $          482     $      14,795
                                                     ============      ==============      ==============     =============


                              MEDAPHIS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited, in thousands)

                                                                   SEPT. 30,    December 31,
                                                                     1998            1997
                                                                 -----------    -------------
ASSETS
Cash                                                             $    10,989    $      17,559
Accounts receivable                                                  128,371          148,059
Other current assets                                                   8,315           11,716
Property and equipment                                                58,360           59,694
Deferred income taxes                                                      -           60,857
Intangible assets                                                     49,851          462,510
Other                                                                102,355          100,816
                                                                 -----------    -------------
                                                                 $   358,241    $     861,211
                                                                 ===========    =============
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities                                              $    84,866    $     106,315
Long-term debt and capital lease obligations                         222,068          189,259
Accrued litigation settlements                                        41,375           52,500
Other long-term obligations                                            3,983           11,356
Stockholders' equity                                                   5,949          501,781
                                                                 -----------    -------------
                                                                 $   358,241    $     861,211
                                                                 ===========    =============

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                                                           MEDAPHIS NEWS RELEASE
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                                      # # #
EDITOR'S NOTE:
Further information on Medaphis is available on the World Wide Web at www.Medaphis.com.
Further information on Per-Se Technologies is available at www.per-se.com
Further information on Impact Innovations Group is available on the World Wide Web at www.iiginc.com

Medaphis is a registered trademark of Medaphis Corporation. All other trademarks are the property of their respective owner. Per-Se Technologies is a trademark of Medaphis Healthcare Information Technology Company. Impact Innovations Group and Deliver to Order are service marks of Impact Innovations Group, Inc.